Exhibit 99.1

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contacts:	Willard Hill
1-914-765-3860
Elizabeth James
1-914-765-3889

Investor Contact:	Greg Diamond
1-914-765-3190

STANDARD & POOR’S AFFIRMS TRIPLE-A RATINGS FOR MBIA INSURANCE CORPORATION AND CHANGES OUTLOOK TO NEGATIVE

ARMONK, N.Y.—December 19, 2007— MBIA Inc. (NYSE: MBI) today announced that Standard & Poor’s Ratings Services has affirmed the Triple-A insurance financial strength ratings for MBIA Insurance Corporation. The Company also announced that Standard & Poor’s changed its Outlook for MBIA Inc. and MBIA Insurance Corporation to Negative from Stable.

Gary Dunton, MBIA Chairman and Chief Executive Officer said, “We are pleased with Standard & Poor’s affirmation of our Triple-A ratings as we continue to make progress towards the implementation of a capital management plan during the first quarter of 2008, including the consummation of the Warburg Pincus commitment to invest up to $1 billion that will further enhance our financial resources. While we recognize there is uncertainty in the mortgage and housing markets, we are confident that we will successfully manage through this challenging period, while growing the business profitably, and return to Stable Outlook.”

The Company has supplemented the listing of its exposure to CDOs that include RMBS as of September 30, 2007 to make it consistent with the CDOs that were included in Standard & Poor’s analysis and the listing has been posted on its Web site.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiaries, MBIA Insurance Corporation and MBIA UK Insurance Limited, have financial strength ratings of Triple-A from Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings. MBIA has offices in London, Madrid, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA’s Web site at www.mbia.com.